Filed Pursuant to Rule 433
Registration No. 333-211879
November 13, 2017

The following information is a Summary of Material Modifications/Notice of changes relating to certain investment options under the Lincoln National Corporation Deferred Compensation Plan for Agents and Brokers ("Plan"). More information about each of the investment options offered under the Plan (except for the LNC Stock Fund) can be obtained by logging on to your account on Nolan Financial Group's website at: www.nolanlink.com, or by calling Nolan's Deferred Compensation Customer Service Line at 888-907-8633.

Investment Fund Changes:

Effective December 20, 2017, there will be share class changes to the following investment options:

•	The State Street Target Retirement Funds will change from Class K to Class W
•	The State Street U.S. Bond Index Fund will change from Class C to Class K
•	The State Street Russell Small/Mid Cap Index Fund will change from Class C to Class K
•	The State Street Global All Cap Equity Ex-US Index Fund will change from Class C to Class K
•	The MFS International Growth Equity CIT will change from Class 2 to Class 4
•	The Macquarie Large Cap Value Trust will change from Fee Class 55 to Fee Class 50

As a result of these changes, the fees for the noted investment options will decrease as follows:

•	The State Street Target Retirement Fund fees will decrease from 0.12% to 0.10%
•	The State Street U.S. Bond Index Fund fees will decrease from 0.052% to 0.04%
•	The State Street Russell Small/Mid Cap Index Fund fees will decrease from 0.052% to 0.04%
•	The State Street Global All Cap Equity Ex-US Index Fund fees will decrease from 0.145% to 0.084%
•	The MFS International Growth Equity CIT fees will decrease from 0.80% to 0.66%
•	The Macquarie Large Cap Value Trust fees will decrease from 0.55% to 0.50%

You do not need to make any changes to your Plan account as a result of these changes. However, you may wish to review your current investment selections to ensure they are right for you.

If you wish to review your current allocations or obtain general information about the Plan, visit Nolan's website at: www.nolanlink.com, or call Nolan's Deferred Compensation Customer Service Line at 888-907-8633.

This Summary of Material Modifications contains important information about the Plan and should be kept with your Summary Plan Description/Prospectus.

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All of the internet website addresses are provided for your convenience.  None of the information contained in such websites shall be deemed incorporated by reference in this document.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternately, the issuer will arrange to send you the prospectus if you request it by calling the Lincoln Financial Customer Service Center at 800-234-3500.